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                                                                     EXHIBIT 4.5

                        DEBENTURE SUBSCRIPTION AGREEMENT

         DEBENTURE SUBSCRIPTION AGREEMENT, dated as of December 19, 2002 (this "Agreement"), between Vineyard National Bancorp, a California corporation (the "Company"), and Vineyard Statutory Trust II, a statutory trust created under the laws of the State of Delaware (the "Trust"), relating to the Floating Rate Junior Subordinated Debt Securities due January 7, 2033 (the "Junior Subordinated Debentures"), issuable pursuant to an Indenture, dated as of December 19, 2002 (the "Indenture"), between the Company and Wilmington Trust Company, as Trustee. Capitalized terms used herein and not otherwise defined herein have the respective meanings ascribed thereto in the Subscription Agreement (as defined below).

         WHEREAS, the Company, the Trust and the Purchaser named therein have entered into a Capital Securities Subscription Agreement, dated December 11, 2002 (the "Subscription Agreement"), in connection with the issuance and sale of Floating Rate TRUPS(R) (liquidation amount of $1,000 per security) (the "Capital Securities") by the Trust; and

         WHEREAS, the Company and the Trust have entered into a Common Securities Subscription Agreement, dated December 19, 2002 (the "Common Securities Subscription Agreement"), in connection with the issuance and sale of Common Securities (liquidation amount of $1,000 per security) (the "Common Securities") by the Trust; and

         WHEREAS, in connection with the Subscription Agreement and the Common Securities Subscription Agreement and the issuance and sale of the Capital Securities and Common Securities pursuant thereto, the Trust desires to purchase from the Company, and the Company desires to sell to the Trust, all of the Junior Subordinated Debentures.

         NOW, THEREFORE, in consideration of the foregoing premises and the conditions and agreements hereinafter set forth, the parties hereto agree as follows:

         1. The Trust hereby subscribes for and offers to purchase from the Company, and the Company hereby accepts such offer and agrees to issue and sell to the Trust, contemporaneous with the Closing Date, Five Million One Hundred Fifty-Five Thousand Dollars ($5,155,000) aggregate principal amount of Junior Subordinated Debentures, in consideration of the payment on or before the date hereof of Five Million One Hundred Fifty-Five Thousand Dollars ($5,155,000) in immediately available funds.

         2. The Company represents and warrants that the Junior Subordinated Debentures have been duly authorized and executed by the Company, and, when duly authenticated and delivered to the Trust in accordance with the terms hereof and the Indenture, will constitute the valid and binding obligations of the Company entitled to the benefits of the Indenture, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally or by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

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         3.       This Agreement shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of law principles.

         4. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

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         IN WITNESS WHEREOF, the parties hereto have caused this Debenture
Subscription Agreement to be duly executed as of the date first written above.

                                             VINEYARD NATIONAL BANCORP

                                             By:/s/ Norman Morales
                                                _______________________________
                                                Name: Norman Morales
                                                Title:President and CEO

                                             VINEYARD STATUTORY TRUST II

                                             By:/s/ Norman Morales
                                                _______________________________
                                                Name: Norman Morales
                                                Title:Administrator

                                             By:/s/ Gordon Fong
                                                _______________________________
                                                Name: Gordon Fong
                                                Title:Administrator

Debenture Subscription Agreement